CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of CrossingBridge Low Duration High Income Fund, CrossingBridge Responsible Credit Fund, CrossingBridge Ultra-Short Duration Fund, RiverPark Strategic Income Fund, and CrossingBridge Nordic High Income Bond Fund, each a series of Trust for Professional Managers, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 26, 2026